Exhibit 99

Because no more than 10 reporting persons can file any one Form 3 through the Securities and Exchange Commission’s EDGAR system, Sterling Fund Management, LLC, Sterling Capital Partners II, L.P., Sterling Capital Partners III, L.P., SC Partners II, L.P., SC Partners III, L.P., Sterling Capital Partners II, LLC, Sterling Capital Partners III, LLC, SP-L Affiliate, LLC, SP-L Parent, LLC, SP-L Management III, LLC, SP-L Management IV, LLC, SP-L Management V, LLC, Sterling Laureate, LP, Sterling Laureate Executives Fund, LP, Sterling Laureate Rollover, LP, KJT 2013 Gift Trust, and Messrs. Taslitz and Hoehn-Saric have made separate Form 3 filings; provided, that, for purposes of Footnotes 4 and 5 above, each of such persons should be considered a Reporting Person.

This amendment is being filed to amend the Form 3 filed by the Reporting Persons on January 31, 2017 (the “Original Form”) to remove:

•                              a prior incorrect reference in footnote 6 to Mr. Becker serving as a designated representative of the Reporting Persons on the board of directors of the Issuer, as he is not deemed to be a designee of the Reporting Persons;

•                              the shares previously reported in Table II that represent shares of Class B Common Stock held directly by the 2002 GST Exempt Harvest Trust (the “GST Trust”) and the corresponding footnote 3 in the Original Form because (i) Mr. Becker is not a trustee of the GST Trust and does not have voting or dispositive power over the securities held by the GST Trust, (ii) the GST Trust is not an investor in Wengen and (iii) the GST Trust is not a party to the Securityholders Agreement;

•          the shares previously reported in Table II that represent shares of Class B Common Stock of the Issuer (the “Companies’ Laureate Shares”) that Sterling Laureate, LP (“Sterling Laureate”), SP-L Management III, LLC, Sterling Laureate Executives Fund, LP (“Sterling Executives Fund”), SP-L Management IV, LLC, Sterling Laureate Rollover, LP (“Sterling Rollover”), SP-L Management V, LLC, SP-L Parent, LLC, Sterling Capital Partners II, L.P. (“SCP II LP”), SC Partners II, L.P., Sterling Capital Partners II, LLC, Sterling Capital Partners III, L.P. (together with Sterling Laureate, Sterling Executives Fund, Sterling Rollover and SCP II LP, the “Specified Sterling Investors”), SC Partners III, L.P. and Sterling Capital Partners III, LLC may be deemed to indirectly beneficially own by virtue of limited partnership interests in Wengen held by each of the Specified Sterling Investors and the corresponding footnotes 8, 9, 10, 13 and 14 in the Original Form, because, as memorialized in a memorandum of understanding, Mr. Becker does not share voting or investment power over the Companies’ Laureate Shares; and

•                              the shares previously reported in Table II that represent shares of Class B Common Stock of the Issuer that certain investment vehicles may be deemed to indirectly beneficially own by virtue of their limited partnership interests in Wengen (the “Co-Investor Vehicle Laureate Shares”) and the corresponding footnote 11 in the Original Form, because Mr. Becker does not have voting or dispositive power over the Co-Investor Vehicle Laureate Shares.